EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TECNOGLASS ANNOUNCES DEFINITIVE AGREEMENT FOR

PRIVATE PLACEMENT WITH AFFILIATE

Barranquilla, Colombia – March 6, 2014 – Tecnoglass, Inc. (NASDAQ: TGLS; OTCBB: TGLSW) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, today announced that it has entered into a definitive agreement with an affiliate of A. Lorne Weil, the Company’s Non-Executive Chairman of the Board, for the sale of 95,693 Tecnoglass ordinary shares at a price of approximately $10.45 per share in a private placement transaction (the "Private Placement"). The price paid represented a slight premium to the closing price of Tecnoglass ordinary shares on the date of the agreement.

The proceeds of the Private Placement, totaling $1.0 million, will be used for general working capital purposes.

The Private Placement is expected to close on or before March 15, 2014.

Additional information regarding the Private Placement will be available in a Current Report on Form 8-K that will be filed by the Company with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Tecnoglass

Tecnoglass is a leading manufacturer of hi-spec, architectural glass and windows for the global residential and commercial construction industries. Headquartered in Barranquilla, Colombia, Tecnoglass operates out of a 1.2 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass sells to more than 300 customers in North, Central and South America, and exports approximately 43% of its production to foreign countries, with the United States accounting for approximately 30% of Company revenues in 2012. Tecnoglass’s tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston).

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contacts:

The Equity Group Inc.

Devin Sullivan, Senior Vice President

212-836-9608

dsullivan@equityny.com

Thomas Mei, Associate

212-836-9614

tmei@equityny.com